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                                                                 EXHIBIT 10.42

                          EMPLOYMENT AGREEMENT
                                 BETWEEN
                         EARTHSHELL CORPORATION
                                   AND
                            DAVID H. KENNEDY


          This Employment Agreement (the "Agreement") is entered into this 16th day of February, 1998, by and between EarthShell Corporation, a Delaware corporation with its principal office located in Santa Barbara, California (the "Company"), and David H. Kennedy, an individual ("Executive"). This Agreement shall become effective on the first business day following the consummation of the Company's initial public offering (the "Effective Date")

                                   AGREEMENT

          1. TERM. The term of Executive's employment under this Agreement shall commence on the Effective Date and shall terminate at the time set forth in Section 5 (the "Employment Term").

          2. SERVICES PROVIDED TO THE COMPANY. Commencing as of the Effective Date, Executive shall be employed by the Company as its General Counsel and Executive agrees to such employment. During the Employment Term, Executive shall devote all of his regular working hours to the business and welfare of the Company and its subsidiaries. Executive, however, may spend a reasonable amount of time with respect to charitable and civic activities (including serving on the board of directors of charitable organizations) and may make personal investments or conduct private business affairs to the extent that such activities do not materially interfere with the services required under this Agreement. Executive shall report directly to the Chief Executive Officer of the Company with respect to the Company's legal affairs and he shall report directly to the Chairman of the Company's Board of Directors and the Company's Audit Committee with respect to regulatory and securities matters. Executive shall be secondarily responsible (after the Company's Chief Financial Officer and Chief Operating Officer) for investor relations. During the Employment Term, Executive agrees to use his best efforts to advance the business and welfare of the Company, and to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability. Executive warrants that he is free to enter into and fully perform the terms of this Agreement.

          3.   COMPENSATION TO EXECUTIVE.

               (a) BASE SALARY. During the term of this Agreement, the Company shall pay to Executive a base salary in the amount of $360,000 per annum, payable in accordance with the normal payment pattern of the Company (not to be less frequently than monthly).

               (b) STOCK OPTIONS. Pursuant to the Company's 1995 Stock Incentive Plan (the "Plan"), on the Effective Date, the Company shall grant to Executive options to acquire 50,000 shares of the Company's common stock (based on a 262 for one stock split) at an exercise price equal to the price per share at which the Company's common stock is first sold to the public



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in its initial public offering.  Such options shall vest at the rate of 25%
on each anniversary of the Effective Date. All options shall become fully vested on the fourth anniversary of the Effective Date.

               (c) ADDITIONAL COMPENSATION. Executive shall receive a "signing" bonus in the amount of $15,000, payable within thirty (30) days following the Effective Date. Executive may also be entitled to receive (i) an annual bonus, the amount of which shall be determined by the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors (the "Board"), in its sole discretion, and (ii) options or other rights to acquire the Company's common stock under such terms and conditions as are determined by the Stock Option Committee (the "Option Committee") of the Board in its sole discretion. In making such determinations, the Compensation Committee and Option Committee shall consider, among other things, the annual financial results of the Company and Executive's contributions thereto.

          4. EMPLOYEE BENEFITS. The Company shall provide to Executive each of the following benefits:

               (a) BUSINESS EXPENSES. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the course of providing his services hereunder and which are consistent with the Company's expense reimbursement guidelines or policies. Such reimbursement shall be made by the Company within thirty (30) days after receipt of a statement therefor from Executive setting forth in reasonable detail the expenses for which reimbursement is requested, accompanied by reasonable documentation evidencing such expenses.

               (b) INSURANCE COVERAGE AND BENEFITS. During the term of this Agreement, the Company shall provide Executive, at the Company's expense, with coverage under the major medical, hospitalization, disability and other insurance programs maintained by the Company for its officers generally, or if none is maintained for its officers generally, its employees generally.
In addition, Executive shall receive during the term of this Agreement all other Company-provided benefits, including vacation and sick pay benefits, that are, from time to time, made available by the Company to its officers generally or, if not made to its officers generally, its employees generally.

               (c) RELOCATION EXPENSES. Executive shall be employed at the Company's headquarters in Santa Barbara, California. Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by Executive in moving his family, household and personal possessions to Santa Barbara, California, including transportation costs and travel and meal expenses, and the real estate commissions incurred by Executive in selling his current residence (not to exceed 6% of the selling price of the residence).

               (d) TEMPORARY HOUSING. Following the Effective Date and through June 30, 1998, the Company shall provide Executive with housing in the form of hotel accommodations in the Santa Barbara area. It is expected that Executive's family will relocate to the Santa Barbara area following the end of the current school term.



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Executive understands and agrees that the Company reserves the right to change his employee benefits provided such change applies generally to all of the Company's employees. This includes, but is not limited to, health and welfare benefits and any deferred compensation, profit-sharing or pension arrangements.

          5.   TERMINATION.

               (a) Executive's employment hereunder may be terminated upon thirty (30) days written notice by Executive or the Company for any reason or for no reason whatsoever, provided that if the Company terminates Executive's employment for other than Cause, or should Executive terminate his employment for Good Reason, Executive shall be entitled to severance pay equal to 100% of his annual base salary. All payments and benefits due Executive hereunder (other than for COBRA benefits, compensation and vacation pay accrued through the date of termination) shall cease upon termination of Executive's employment pursuant to this Section 5.

               (b) Executive shall not be entitled to any severance payment if his employment shall be terminated for "Cause." For purposes of this Agreement, "Cause" shall be defined as the following occurrences:

                    (i) A material breach by Executive of the provisions of this Agreement (or the Confidentiality Agreement referred to in Section 6);

                    (ii) Executive's substantial misconduct or dishonesty, commission of an act of fraud upon the Company or other deliberate act or omission detrimental or damaging in a significant way to the goodwill of the Company or materially damaging to the Company's relationship with its licensees, joint venturers, customers or suppliers;

                    (iii) Executive's failure or refusal to perform faithfully and diligently his duties and responsibilities under this Agreement or violation of any duty of loyalty (including, without limitation, self-dealing to the Company's detriment);

                    (iv) Executive's medically-verifiable inability to perform a substantial portion of his duties under this Agreement due to physical or mental incapacity; or

                    (v)  Executive's death.

               (c) Executive may terminate his employment hereunder for Good Reason, in which event Executive shall be entitled to receive the severance pay set forth in Section 5(a). For purposes of this Agreement, "Good Reason" shall mean, without Executive's express written consent, the occurrence (a "Change") of any of the following circumstances:

                    (i) a significant adverse alteration or diminution in the nature of Executive's duties or responsibilities from those in effect immediately prior to such


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     Change, other than actions that are fully corrected by the Company within ten (10) days after receipt of written notice from Executive;

                    (ii) any failure by the Company to comply with any material provision of this Agreement that has not been cured within ten (10) days after notice of such noncompliance has been given by Executive to the Company; or

                    (iii) any requirement by the Company that Executive perform his services on a permanent basis at a location that is more than thirty (30) miles from the Company's headquarters in Santa Barbara, California.

               (d) Executive acknowledges and agrees that the provisions of this Section 5 state his entire and exclusive rights, entitlements and remedies against the Company, its successors, assigns, affiliates and representatives for any termination of employment by the Company. As a material inducement to the Company to enter into this Agreement, Executive represents to the Company that he will make no other claims in any such event.

          6. CONFIDENTIAL AND PROPRIETARY INFORMATION. Executive agrees to execute and deliver to the Company its standard non-disclosure, non-competition and non-solicitation agreement (the "Confidentiality Agreement").

          7.   GENERAL PROVISIONS.

               (a) NOTICES. Any notice to be given pursuant to this Agreement shall be in writing and, in the absence of receipted hand delivery, shall be deemed duly given when mailed, if the same shall be sent by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.
Notices shall be addressed to the parties at the following addresses:

     If to the Company, to:        EarthShell Corporation
                                   800 Miramonte Drive
                                   Santa Barbara, California 93109
                                   Attention:  Chairman of the Board

     If to Executive, to:          David H. Kennedy
                                   c/o EarthShell Corporation
                                   800 Miramonte Drive
                                   Santa Barbara, California 93109

               (b) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successors whether by merger, consolidation, transfer of substantially all assets or similar transaction, and it shall be binding upon and shall inure to the benefit of Executive and his heirs and legal representatives. This Agreement is personal to Executive and shall not be assignable by Executive.



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              (c)  WAIVER OF BREACH.  The waiver by the Company or Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.

               (d) ENTIRE AGREEMENT/AMENDMENT. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, agreements and understandings relating hereto. Any amendment to this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement.

               (e) APPLICABLE LAW. The validity of this Agreement and the interpretation and performance of all of its terms shall be construed and enforced in accordance with the laws of the State of California without reference to choice or conflict of law principles.

               (f) SEVERABILITY. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

               (g) ARBITRATION OF FUTURE DISPUTES. In the event of any dispute concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to Executive's employment with the Company or the termination of such employment (including any associated claims involving any officers, directors, employees or agents of the Company), excepting only the parties' rights under the Confidentiality Agreement to seek the equitable remedies provided thereunder, the dispute shall be resolved by arbitration in Santa Barbara, California, in accordance with the then existing Model Employment Dispute Rules of the American Arbitration Association, and judgment upon any arbitration award may be entered by any state or federal court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible. If either party hereto retains the services of an attorney to enforce any provision of this Agreement, the prevailing party shall be entitled to its court costs and reasonable attorney fees, as determined and awarded by the arbitrator.

               (h) ASSIGNMENT. The Company shall have the right to assign its respective rights and obligations hereunder to any entity which at any time may be a direct or indirect subsidiary of the Company, or any successor in interest of the Company whether by merger, consolidation, purchase of assets or otherwise, or any other person or entity controlling or which at any time controls or is under common control with the Company or any of its respective subsidiaries or successors.

               (i) COMPLIANCE WITH LAWS AND POLICIES. Executive agrees that he will at all times comply with all applicable laws and all current and future policies of the Company.



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               (j)  COUNTERPARTS.  This Agreement may be executed by the
parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                              EARTHSHELL CORPORATION,
                              a Delaware corporation



                              By:  /s/ ESSAM KHASHOGGI
                                  ---------------------------------------
                              Title:  Chairman
                                    -------------------------------------


                              DAVID H. KENNEDY


                               /s/ DAVID H. KENNEDY
                              -------------------------------------------


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